David Jaffe
President & CEO
933 MacArthur Boulevard
Mahwah, NJ 07430

December 4, 2015

Duane Holloway
[address ]
[address ]

Dear Duane:

It is with great pleasure that we extend the following conditional offer of employment to you. Your background and experience will be most appreciated in contributing to our success. We feel confident you have the capabilities and talent to quickly become a very successful contributor at ascena.

Following are the terms and conditions of our offer to you and replace any and all previous offers, discussions, representations, understandings and agreements concerning your employment with ascena.

Job Title:            SVP General Counsel

Reporting To:        David Jaffe, President and CEO Ascena Retail Group

Effective Date:        TBD

Annualized Base Pay:    $400,000

In addition, you will be eligible to receive an annual performance evaluation Fall 2016. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Incentive Compensation:
Annually, you will be eligible for a target bonus of 60% of your base salary (pays up to a maximum of 200%) which is based on a combination of individual performance, Ascena company results. The bonus is weighted 40% for the Fall season, 40% for Spring season and 20% for individual performance. The bonus will be paid out in two portions following the end of each six month fiscal season (Fall and Spring) and will be prorated based on your start date. The bonus stipulates that you must be employed by Ascena at the time of the bonus payout.

Annual Equity Award:
Equity is generally awarded in the first quarter of the fiscal year (typically in September). You will be eligible to be considered for equity in Fall 2016 (subject to Board of Directors approval). The price and timing of your equity grant will be established by the Board of Directors. Annual equity grants typically vest over 3 years with equal vested at the end of each year. Going forward, you will be eligible for equity on an annual basis.

Sign-On Bonus:	You will receive a one-time sign-on bonus of $125,000, payable, less applicable taxes, with your first paycheck.

In the event you resign your employment for any reason whatsoever, or (i) are dismissed due to a violation of company policy; or (ii) Code of Ethics violation; or (iii) conduct giving rise to immediate discharge prior to the second anniversary of your employment, then you will be responsible for repaying all of the amounts paid in connection with the sign-on bonus within ninety (90) days of the cessation of your employment.

New Hire Equity Award:
You will be recommended to receive the equivalent of $57,000 in non-qualified stock options of Ascena Common Stock (symbol ASNA). This recommendation will be made at the next, regularly scheduled, quarterly Compensation Committee Meeting of the Board of Directors. As of the date of this approval, these options will be granted and the price will be determined. Vesting will begin on the one year anniversary of the approval date, and these options will be vested over 3 years with equal vested at the end of each year.

New Hire Equity Award:
You will be recommended to receive the equivalent of $57,000 in restricted stock units (RSUs) of Ascena Common Stock (symbol ASNA). This recommendation will be made at the next, regularly scheduled, quarterly Compensation Committee Meeting of the Board of Directors. These RSUs will have a 3 year vesting schedule, with equal vesting at the end of each year.

2017 Long Term Incentive Plan:
You will be recommended to receive $57,000 in the Cash-Settled 2017 2YR Long Term Incentive Plan Opportunity Awards (Cash-LTIP). This Plan awards the Cash-LTIP at the end of a 2-year performance period based on the level of achievement of company financial goals established at the beginning of the performance period. The Cash-LTIP will be paid out upon Compensation Committee approval at the conclusion of the 2-year performance period.

2018 Long Term Incentive Plan:
In addition, you will also be recommended to receive $114,000 in the Cash-Settled 2018 Long Term Incentive Plan Opportunity Awards (Cash-LTIP). This Plan awards the Cash-LTIP at the end of a 3-year performance period based on the level of achievement of company financial goals established at the beginning of the performance period. The Cash-LTIP will be paid out upon Compensation

Committee approval at the conclusion of the 3-year performance period. Each year the company intends to offer a new 3-year LTI Plan.

This recommendation will be made at the next Compensation Committee Meeting of the Board of Directors following your date of hire.

Benefits:
You will be entitled to participate in Ascena Retail Group, Inc. benefit plans the first of the month coincident with or next following your first 30 days of employment and subject to the eligibility of such plans. Currently, these benefits include medical/pharmacy, dental, vision and life insurance. Enrollment information on these benefits will be forwarded to you from the Benefits Department prior to your eligibility date.

• Health Benefits: You will be eligible to participate in the medical/pharmacy, dental and vision insurance programs. Details on these programs, as well as the bi-weekly associate premiums are outlined in the Benefits Your Way guide, which you will receive from the Benefits Department prior to your eligibility date.
• Life Insurance: You will receive two times your annual base pay ($1,500,000 maximum). In addition, you will have the option to purchase additional life insurance for yourself, spouse and children at very competitive rates.
• Accidental Death and Dismemberment (AD&D) Insurance: You will be eligible to participate in AD&D up to five times your annual base pay ($1,000,000 maximum).

Disability Insurance: You will be eligible to participate in the short-term disability
(STD) and long-term disability (LTD) insurance programs first of the month coincident with or next following 180 days of employment. STD benefits begin on the eighth day of injury or illness and provides a percentage of your salary while out of work for eight to 180 days. LTD benefits begin on the 180th calendar day and provides 60% of your base salary, up to $12,000 per month. All payments are based on physician certification and medical necessity.

Additional benefits offered include:
• Flexible spending accounts,
• Commuter benefits,
• Associate adoption assistance,
• Employee Assistance Program (EAP),
• Scholarship program,
• Corporate community giving, and
• Employee Stock Purchase Program.

401(k) Retirement Plan:
Upon completion of your eligibility requirements, you will be eligible to participate in the 401(k) Plan. You must work 1 year, 1,000 hours and be at least age 21. The plan allows you the opportunity to defer as much as 75%, up to the IRS limit, into the 401(k) Plan. The company will match on a dollar-for dollar basis the first 3% of your eligible pay you contribute each pay period. And then $.50 for every dollar you contribute between 4% and 5% of your eligible pay. You are 100% vesting in the matching contributions.

Executive Retirement Plan:
Non-qualified Deferred Compensation: You will be eligible to participate in the Executive Retirement Plan (ERP), on the first calendar quarter following your date of hire. The ERP is a non-qualified deferred compensation plan for executives, sponsored by Ascena Retail Group, Inc. The ERP provides you with the following benefits:

• Ability to defer compensation until your separation from service;
• Discretionary employer matching contributions;
• Earnings accumulate tax deferred;
• Systematic savings through payroll deduction;
• No excise tax penalties for early distribution; and
• Self-directed investment accounts.

Time Off Awards:
Vacation: You will accrue vacation time with each paycheck (based on all hours paid) beginning immediately upon hire and will be eligible for up to 20 days’ vacation annually. Any accrued but unused vacation will be paid upon termination.

Choice Time: Each year you will be eligible for 8 choice time days on an annual basis. You can use choice time any way you want (e.g., if you’re sick, to care for a child, or as a personal day). Choice days are not payable upon termination.

Company Holidays: You are eligible for the following paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving, and Christmas. Holiday pay is not payable upon termination.

Associate Discount:
You will be eligible to receive a discount at all dressbarn, maurices, Justice, Lane Bryant, Catherines, Ann Taylor, LOFT and Lou & Grey locations. Refer to the associate discount policy for additional details.

Relocation:	You will be eligible for relocation benefits under the provision of the Tier I Relocation Policy (attached).

Repayment of Relocation:    In In the event you resign your employment for any reason whatsoever, or
(i) are dismissed due to a violation of company policy; or (ii) Code of Ethics violation; or (iii) conduct giving rise to immediate discharge prior to the second anniversary of your employment, then you will be responsible for repaying all of the amounts paid by the company on your behalf or reimbursed in connection with the relocation of your residence as set forth in the prorated repayment schedule within ninety (90) days of the cessation of your employment. Please review and sign the attached repayment agreement.

Executive Severance     You will be eligible for the Executive Severance Plan that provides you with
Plan:                severance benefits if your employment is terminated due to a Change of Control or for termination without Cause. If you are terminated without Cause you will receive salary continuation with 100% company paid COBRA benefits and Outplacement Services. The program document will follow upon approval by the Compensation Committee.

This offer is based on your representation that you are under no legal impediment to accept our offer and perform the anticipated services. You agree and acknowledge that you have provided the Company with a true and complete copy of any non-competition and/or non-solicitation restrictions to which you may be subject. You also agree and acknowledge that you have not and will not divulge to the Company, or use for the benefit of the Company, any trade secret or confidential or proprietary information of any prior employer or other person or entity. You further acknowledge the truth of these statements as the Company is basing important business decisions on these representations.

It is further understood that this letter is intended for purposes of explaining the details of the total offer and does not represent any inferred short or long-term commitments other than those described in the letter. This offer is contingent on our review of your completed Criminal History Questionnaire and, if applicable, Background Check. Please note that a criminal history will not automatically bar you from employment with the Company. Only those crimes that are substantially related to the position you are seeking will be considered.

This is not a contract and your employment is at-will. All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are subject to change periodically based on business needs. This overview is meant to only cover the major points of some plans or policies; it does not contain all of the details that are included in the Summary Plan Description as required by the Employees Retirement Income Security Act, and should there be a conflict between the information in this letter and the formal language of the plan or policy documents, the formal wording in the plan or policy documents will govern. At ascena, an employment at-will relationship prevails and the employment relationship can be terminated with or without notice, at any time, by either employee or employer.

If you agree with our offer as specified above, please sign and date below and print a copy to keep for your records. We are looking forward to the beginning of a mutually beneficial association.

Once again, we feel confident you have the capabilities and talent to quickly become a very successful contributor at ascena.

Sincerely,                        I accept your offer as specified above.
_________________________________        _________________________________
David Jaffe            Date            Duane Holloway            Date
CEO & President Ascena Retail Group, Inc.

Proposed Total Annualized Compensation and Benefits for:

Duane Holloway
SVP General Counsel

$ Value at Offer
Annualized Base Salary	$400,000
Incentive Cash Bonus – (60%) Target Annually	$240,000
Total Cash Compensation	$640,000
New Hire Sign-on Bonus	$125,000
New Hire Stock Option Grant Non-Qualified Stock Options with 3 year vesting schedule	$57,000
New Hire Restricted Stock Grant RSUs with 3 year vesting schedule	$57,000
2017 Long Term Incentive Plan Bonus Cash-Settled LTIP Opportunity	$57,000
2018 Long Term Incentive Plan Bonus Cash-Settled LTIP Opportunity	$114,000
Executive Retirement Plan (ERP) Non-Qualified Deferred Compensation 100% Company Match up to 5% Eligible for 401(k) after 1 year of employment	$40,550
Benefits (estimated at 10% of base pay)	$40,000
Total Annualized Compensation	$1,130,550